Exhibit 3.15

CERTIFICATE OF FORMATION

OF

DYNCORP INTERNATIONAL OF NIGERIA LLC

FIRST: The name of the limited liability company is DynCorp International of Nigeria LLC.

SECOND: The address of its initial registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The address of its principal office is 8445 Freeport Parkway, Suite 400, Irving, TX 75063.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22nd day of April, 2005

DYNCORP INTERNATIONAL OF NIGERIA LLC

By:	/s/ H. Montgomery Hougen
Name:	H. Montgomery Hougen
Title:	Authorized Person